Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports First Quarter Results

Raises Quarterly Dividend 14 Percent

(Cincinnati; May 5, 2015) – Convergys Corporation (NYSE: CVG), a global leader in customer management, today announced its financial results for the first quarter of 2015.

The Company also announced that the Board of Directors approved raising its regular quarterly dividend 14 percent to $0.08 per share.

First Quarter Summary

•	Revenue of $741 million, up 22 percent as reported and up 25 percent on a constant currency basis compared with prior year;

•	Adjusted operating income of $64 million, up 23 percent compared with prior year; GAAP operating income was $49 million including acquisition-related impacts;

•	Adjusted EBITDA of $98 million, up 31 percent compared with prior year;

•	Adjusted EPS from continuing operations of $0.47, compared with $0.32 in the prior year; GAAP EPS from continuing operations was $0.37 including acquisition-related impacts;

•	Adjusted free cash flow of $41 million;

•	Repurchased 0.9 million Convergys shares for $18 million, or $21.04 per share;

•	Confirming 2015 EBITDA and EPS outlook; adjusting revenue outlook to reflect unfavorable currency impacts.

“We performed well by delivering solid revenue, earnings and cash flow,” said Andrea Ayers, president and CEO. “Through investments in quality delivery, global capacity and close client engagement, we are driving operational excellence, delivering more value and winning new business. In March, we completed our first full year integrating Stream, and we are on track to realize the anticipated strategic and financial benefits of the acquisition. We continue to anticipate revenue growth and margin expansion, and our earnings expectations for 2015 are unchanged.”

Ayers continued, “Based upon our current financial strength and confidence in the business we continued to return capital to shareholders, repurchasing $18 million of our stock and paying a $7 million dividend in the first quarter, and we are pleased to raise our quarterly dividend 14 percent.”

First Quarter Results – Continuing Operations

Revenue – Revenue was $741 million, a 22 percent increase as reported, and a 25 percent increase on a constant currency basis, compared with $606 million in the same period last year. Contributions from the acquired Stream operations were $239 million in the first quarter and $86 million for the month of March in the prior-year period.

Operating Income – Adjusted operating income including contributions from Stream was $64 million, compared with $52 million in the same period last year. Including certain acquisition-related impacts discussed below, GAAP operating income was $49 million, compared with $22 million in the same period last year.

Adjusted operating margin was 8.7 percent, up 10 basis points compared with 8.6 percent in the same period last year.

Adjusted EBITDA – Adjusted EBITDA was $98 million, a 31 percent increase compared with $75 million in the same period last year. Adjusted EBITDA excludes certain acquisition-related impacts discussed below.

Adjusted EBITDA margin was 13.2 percent, up 80 basis points compared with 12.4 percent in the same period last year.

Net Income – Adjusted net income from continuing operations was $50 million, or $0.47 per diluted share, compared with $34 million, or $0.32 per diluted share, in the same period last year. Including certain acquisition-related impacts discussed below, GAAP net income from continuing operations was $39 million, or $0.37 per diluted share, compared with $14 million, or $0.13 per share, in the same period last year.

Share Repurchase – Convergys repurchased 0.9 million shares in the first quarter at a cost of $18 million. To date in the second quarter of 2015 the Company has repurchased 0.3 million shares at a cost of $7 million. The remaining authorization to purchase outstanding shares is $62 million.

Quarterly Dividend – Convergys paid a $0.07 per share quarterly dividend in April to holders of record at the close of business on March 20, 2015. The Board of Directors of the Company also approved a 14 percent increase in the quarterly dividend to $0.08 per share. The first dividend payment of $0.08 per share is scheduled to be made on July 2, 2015, to shareholders of record at the close of business on June 18, 2015.

Free Cash Flow – Adjusted free cash flow was $41 million, including a $20 million pension contribution, compared with $62 million in the same period last year. Adjusted free cash flow excludes Stream transaction-related cash payments of $5 million in the first quarter and $64 million in the same period last year.

Net Debt – At March 31, 2015, cash and short term investments were $245 million, debt maturing in one year was $6 million, and long term debt was $391 million. Net debt totaled $152 million at March 31, 2015, compared with $164 million at December 31, 2014, and $252 million excluding the Stream in-substance debt defeasance at the end of the first quarter last year.

Acquisition-related Impacts – GAAP first-quarter 2015 results include acquisition-related impacts consisting of $7 million amortization expense for acquired intangible assets, $6 million depreciation expense related to the fair value write-up of acquired property and equipment, and $3 million integration expenses. Prior year first-quarter 2014 GAAP results included $15 million Stream transaction-related expenses, $10 million integration costs, $3 million amortization expense for acquired intangible assets, and $2 million depreciation expense related to the fair value write-up of acquired property and equipment.

Reconciliation tables of GAAP to non-GAAP results are attached.

2015 Business Outlook

Convergys expectations for EBITDA, EPS and constant currency revenue are unchanged from prior guidance. Due to the negative impact of the strengthened US dollar against the euro, British pound, Australian dollar and Canadian dollar, the Company’s expectation for reported revenue has changed. As a result, Convergys now expects:

•	Revenue of $2.950 billion to $3.030 billion, including approximately $0.065 billion negative impact of foreign exchange rates compared with 2014 rates, changed from the approximately $0.045 billion negative impact included in prior guidance;

•	Adjusted EBITDA of $375 million to $395 million, unchanged from prior guidance;

•	Adjusted effective tax rate to approximate 23 percent, unchanged from prior guidance;

•	Diluted shares outstanding to approximate 105 million, reduced from prior guidance of 106 million shares;

•	Adjusted EPS of $1.65 to $1.75, unchanged from prior guidance.

The Company expects seasonal negative impacts on revenue, EBITDA and EPS in the second quarter of 2015 with sequential improvement in quarterly results beginning in the third quarter.

Not included in this outlook are acquisition-related impacts such as integration costs, intangible amortization and depreciation related to the fair value write-up of acquired property and equipment, and tax expense associated with cash repatriation. Also not included are impacts from future currency movements, non-cash pension settlement charges or any future share repurchase activities.

Forward-Looking Statements Disclosure and “Safe Harbor” Note

This news release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance, “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the loss of a significant client or significant business from a client; (ii) the future financial performance of major industries that we serve; (iii) our failure to successfully acquire and integrate businesses; (iv) our inability to protect personally identifiable data against unauthorized access or unintended release; (v) our inability to maintain and upgrade our technology and network equipment in a timely manner; (vi) international business and political risks, including economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (vii) the effects of foreign currency exchange rate fluctuations; (viii) the failure to meet expectations regarding the tax treatment of acquired or divested businesses; (ix) adverse effects of litigation and other commitments and contingencies and (x) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses operating income, net income from continuing operations and diluted earnings per share from continuing operations metrics excluding certain unusual, non-operational or restructuring-related activities.

These items are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, constant currency revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share from continuing operations excluding the items above, and the GAAP measures, revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There is no material purpose for which we use these non-GAAP measures beyond those described above.

The Company presents the non-GAAP financial measure constant currency revenue growth because management uses this measure to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Revenue growth is adjusted based on a mathematical model that translates current period revenue in local currencies using the comparable prior year period’s currency exchange rates. The Company presents the non-GAAP financial measures EBITDA and adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Management uses the non-GAAP metrics free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow and adjusted free cash flow are useful to investors because they relate the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other opportunities. Management also believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by utilizing the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation

Convergys will hold its First Quarter 2015 Financial Results webcast at 9:00 a.m., Eastern time, Wednesday, May 6. It will feature its President and CEO Andrea Ayers and CFO Andre Valentine. The webcast presentation will take place live and will then be available for replay at this link - http://tinyurl.com/1Q15ConferenceCall. This link will replay the webcast presentation through June 5. You may also access the webcast or the recording via the Convergys website, www.convergys.com. Click “Company,” then “Investor Relations,” then “Events and Webcasts.”

About Convergys

Convergys delivers consistent, quality customer experiences in 47 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees, 125,000-strong in 31 countries around the world. Visit www.convergys.com to learn more about us.

Supporting Resources

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(Convergys and the Convergys logo are registered trademarks of Convergys Corporation).

Contacts

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations

+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION

Consolidated Statements of Income

(Unaudited)

	For the Three Months
	Ended March 31,		%
(In millions except per share amounts)	2015	2014	Change

Revenues:
Communications	397.6	339.5	17
Technology	150.3	87.8	71
Financial Services	55.1	50.8	8
Other	137.5	127.6	8

Total Revenues	$740.5	$605.7	22

Costs and Expenses:
Cost of Providing Services and Products Sold	472.4	380.1	24
Selling, General and Administrative	170.0	145.0	17
Research and Development Costs	1.8	1.9	(5)
Depreciation	36.6	26.5	38
Amortization	7.0	3.4	NM
Restructuring Charges	1.0	1.7	(41)
Transaction and Integration Costs	2.5	25.1	(90)

Total Costs and Expenses	691.3	583.7	18

Operating Income	49.2	22.0	NM

Other Income (Expense), net	2.8	(1.9)	NM
Interest Expense	(4.6)	(4.0)	15

Income Before Income Taxes and Discontinued Operations	47.4	16.1	NM

Income Tax Expense	8.1	2.4	NM

Income from Continuing Operations, net of tax	39.3	13.7	NM

Income from Discontinued Operations, net of tax expense of $0.1 and $0.2, for the three months ended March 31, 2015 and 2014, respectively.	0.1	0.5	(80)

Net Income	$39.4	$14.2	NM

Basic Earnings Per Common Share
Continuing Operations	$0.40	$0.14
Discontinued Operations	$0.00	$0.00

Net Basic Earnings Per Common Share	$0.40	$0.14

Diluted Earnings Per Common Share
Continuing Operations	$0.37	$0.13
Discontinued Operations	$0.00	$0.00

Net Diluted Earnings Per Common Share	$0.37	$0.13

Weighted Average Common Shares Outstanding
Basic	99.0	101.1
Diluted	105.0	107.3

Market Price Per Share
High	$23.01	$24.43
Low	$18.81	$18.83
Close	$22.87	$21.91

CONVERGYS CORPORATION

Reconciliation of GAAP Revenue Growth to non-GAAP Constant Currency Revenue Growth

(In Millions Except Per Share Amounts)

	Three Months
	Ended March 31,
	2015	2014

Revenue	$740.5	$605.7

Revenue growth, as reported under U.S. GAAP	22%
Foreign exchange impact (a)	3%

Constant currency revenue growth (a non-GAAP measure)	25%

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	Three Months
	Ended March 31,
	2015	2014

Operating income as reported under U.S. GAAP	$49.2	$22.0

Operating Margin	6.6%	3.6%
Depreciation of property & equipment write-up (b)	5.5	1.8
Amortization of acquired intangible assets (c)	7.0	3.4
Transaction related expenses (d)	—	14.7
Integration related expenses (e)	2.5	10.4

Total charges	15.0	30.3

Adjusted operating income (a non-GAAP measure)	$64.2	$52.3

Adjusted Operating Margin	8.7%	8.6%

Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$47.4	$16.1

Total operating charges from above	15.0	30.3

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$62.4	$46.4

Income from continuing operations, net of tax, as reported under U.S. GAAP	$39.3	$13.7

Total operating charges from above, net of tax	10.5	21.4
Adjustment for state tax rate changes (f)	—	0.4
Tax provision related to unremitted foreign earnings (g)	—	(1.5)

Adjusted net income from continuing operations, net of tax (a non-GAAP measure)	$49.8	$34.0

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.37	$0.13

Net impact of total charges included in continuing operations	0.10	0.19

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.47	$0.32

(a)	Changes in currency exchange rates resulted in reduced revenues in the current quarter primarily due to the strengthening U.S. dollar relative to the euro, British pound, Australian dollar and the Canadian dollar.
(b)	During the first quarter of 2015 and 2014, the Company recorded $5.5 and $1.8, respectively, of depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream.
(c)	During the first quarter of 2015 and 2014 the Company recorded amortization expense of $7.0 and $3.4, respectively, related to acquired intangible assets.
(d)	During the first quarter of 2014, the Company recorded $14.7 of transaction expenses associated with its acquisition of Stream, related to fees paid for third-party consulting services.
(e)	During the first quarter of 2015 and 2014, the Company recorded $2.5 and $10.4, respectively, of integration expenses associated with Convergys’ integration of the acquired Stream operations. These expenses were primarily related to third-party consulting services and severance expense.
(f)	During the first quarter of 2014, the Company recorded a one-time charge resulting from changes in the Company’s state tax rate applicable to deferred tax assets and liabilities. This change in rate resulted from the combination of the Convergys and Stream operations.
(g)	During the fourth quarter of 2013, the Company recognized tax expense of $46.4 to record the deferred tax liability associated with a change in classification for a portion of undistributed earnings of the Company’s foreign subsidiaries. During the first quarter of 2014, the Company recognized a $1.5 tax benefit for the difference between that tax previously accrued on foreign earnings and the current estimate as of March 31, 2014.

Management uses constant currency revenue growth to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Revenue growth is adjusted based on a mathematical model that translates current period revenue in local currencies using the comparable prior year period’s currency exchange rates. Management uses operating income, income from continuing operations, net of tax and earnings per share from continuing operations excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, constant currency revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	For the Three Months
	Ended March 31,		%
(In millions)	2015	2014	Change

Income from Continuing Operations, net of tax	$39.3	$13.7	NM
Depreciation and Amortization	43.6	29.9	46
Interest expense	4.6	4.0	15
Income tax expense	8.1	2.4	NM

EBITDA (a non-GAAP measure)	$95.6	$50.0	91

Transaction related expenses	—	14.7	(100)
Integration related expenses	2.5	10.4	(76)

Adjusted EBITDA (a non-GAAP measure)	$98.1	$75.1	31

EBITDA Margin	12.9%	8.3%

Adjusted EBITDA Margin	13.2%	12.4%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION

Consolidated Balance Sheets

(Unaudited)

(In millions)	March 31, 2015	December 31, 2014

Assets

Cash and Cash Equivalents	$232.2	$198.9
Short-Term Investments	12.4	13.0
Receivables - Net	525.3	511.1
Other Current Assets	169.6	167.9
Property and Equipment - Net	354.8	367.8
Other Assets	1,225.3	1,257.8

Total Assets	$2,519.6	$2,516.5

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$6.3	$7.5
Other Current Liabilities	368.9	361.0
Other Liabilities	468.5	488.1
Long-Term Debt	390.7	368.4
Convertible Debentures Conversion Feature	64.0	64.3
Common Shareholders’ Equity	1,221.2	1,227.2

Total Liabilities and Shareholders’ Equity	$2,519.6	$2,516.5

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months
	Ended March 31,
(In millions)	2015	2014

Net cash provided by operating activities	$65.1	$15.7
Capital expenditures	(28.6)	(18.3)

Free cash flow (a non-GAAP measure)	$36.5	$(2.6)
Stream acquisition - cash paid for transaction and integration related expenses (a)	4.5	22.0

Stream acquisition - cash paid to fund escrow receivable associated with future working capital settlement (a)	—	15.0
Cash paid for taxes related to repatriation of non-U.S. cash to partially fund the Stream acquisition (a)	—	27.4

Adjusted free cash flow (a non-GAAP measure)	$41.0	$61.8

(a)	Because these payments were associated with investment activity, we have excluded these amounts from our adjusted free cash flow calculation.

Management uses free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow and adjusted free cash flow are useful to investors because they relate the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other investment opportunities. Management also believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months
	Ended March 31,
(In millions)	2015	2014

Net cash provided by operating activities	$65.1	$15.7

Net cash used in investing activities	(28.6)	(760.9)

Net cash (used in) provided by financing activities	(3.2)	346.6

Net increase (decrease) in cash	$33.3	$(398.6)